Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

BETSY McCAUGHEY, PH.D.

JOINS CANTEL MEDICAL BOARD OF DIRECTORS

LITTLE FALLS, New Jersey (October 21, 2005) ... CANTEL MEDICAL CORP. (NYSE:CMN) announced today that Dr. Betsy McCaughey has been elected to the Company’s Board of Directors.

Dr. McCaughey, a health policy expert, is the founder and Chairman of the Committee to Reduce Infection Deaths (RID), a nationwide crusade to stop hospital infection deaths.

Dr. McCaughey’s research on how to prevent infection deaths has been featured on Good Morning America, the CBS Morning Show, and ABC’s 20/20, and many other national programs.  She has also appeared on Fox News Network’s Hannity & Colmes, The O’Reilly Factor, CNN’s Talk Back Live, and numerous radio programs.

She is the author of over one hundred scholarly or popular articles on health policy, which have appeared in The New York Times, The Wall Street Journal, New Republic, Policy Review, Forbes, New York Law Journal, Los Angeles Times, U.S. News & World Report, and many other national publications.

She has taught at Vassar College and Columbia University, and produced prize-winning studies while at two think tanks, the Manhattan Institute and currently at the Hudson Institute.  While serving as Lt. Governor of New York State, she proposed health legislation that became models for legislation in other states and in Congress.  She has also been honored by the American Society of Anesthesiologists for her writings in that field.

Dr. McCaughey also lectures on aging, the scientific secrets to staying young, Medicare’s finances, the importance of pharmaceutical innovation, and the need for medical malpractice reform.

Mr. Charles M. Diker, Chairman of the Board of Cantel Medical, commented, “We are very pleased that Dr. McCaughey has joined our Board of Directors.  Her leadership and experience in the fight against infection makes her the ideal director as we continue to enhance our position as a leading provider of infection prevention and control products and services.”

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, which include specialized medical device reprocessing systems for renal dialysis and endoscopy, disposable infection control products primarily for the dental industry, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, and specialized packaging for infectious and biological specimens. The Company also sells scientific instrumentation products and provides technical maintenance services for its products.